RR DONNELLEY	NEWS RELEASE

RR DONNELLEY REPORTS STRONG FIRST-QUARTER 2005 RESULTS

First-Quarter 2005 Highlights

•	GAAP net earnings of $106.9 million or $0.49 per diluted share
•	Non-GAAP net earnings from continuing operations of $117.6 million or $0.54 per diluted share
•	Full-year, non-GAAP guidance increased to $2.07 per diluted share

CHICAGO, May 5, 2005 – R.R. Donnelley & Sons Company (NYSE: RRD) today reported first-quarter 2005 earnings from continuing operations of $109.2 million or $0.50 per diluted share on net sales of $1.9 billion compared to a loss from continuing operations of $41.4 million or $0.28 per share on net sales of $1.3 billion in the first quarter of 2004. The first-quarter 2005 results from continuing operations include charges for restructuring ($10.9 million), impairment ($1.3 million) and integration ($2.5 million) totaling $14.7 million, primarily related to the ongoing integration of our February 27, 2004 acquisition of Moore Wallace. Results from continuing operations in the first quarter of 2004 included charges for restructuring ($19.9 million), impairment ($14.3 million) and integration ($68.2 million, primarily comprised of adjustments to cost of sales for fair market value of acquired inventory and backlog) totaling $102.4 million as well as a gain on the disposition of an investment in Latin America of $15.3 million and the cumulative effect of a change in an accounting principle (adoption of FIN 46R further discussed on attached reconciling schedules) of $6.6 million (net of tax). The company announced on December 16, 2004 its intention to sell its Peak Technologies business. Accordingly, Peak Technologies is reported as a discontinued operation in the first quarter of both 2005 and 2004. Momentum Logistics, Inc., which was shut down during the third quarter of 2004 and the package logistics business, which was sold during the fourth quarter of 2004 are also reported as discontinued operations in the first quarter of 2004. The company recorded a net loss from discontinued operations of $2.3 million in the first quarter of 2005 and $10.9 million in the first quarter of 2004. Net earnings, which include discontinued operations and, in the first quarter of 2004, the $6.6 million net charge for the cumulative effect of a change in an accounting principle, were $106.9 million or $0.49 per diluted share in the first quarter of 2005 compared to a loss of $58.9 million or $0.39 per share in the first quarter of 2004.

The company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the company’s operating performance. Internally, the company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Non-GAAP earnings from continuing operations totaled $117.6 million or $0.54 per diluted share in the first quarter of 2005 compared to $19.5 million or $0.13 per diluted share in the first quarter of 2004. First-quarter non-GAAP earnings from continuing operations exclude restructuring, impairment and integration charges in both 2005 and 2004. Also excluded are the gain on the disposition of an investment and the cumulative effect of a change in an accounting principle in the first quarter of 2004. The company used an effective tax rate of 38.3% in the

-more-

RR Donnelley Reports Strong First-Quarter 2005 Results

first quarter of both years, which it believes is its pro forma annual tax rate, in calculating non-GAAP earnings. A reconciliation of GAAP earnings to non-GAAP earnings for these adjustments is presented in the attached tables.

“We are very pleased with our first quarter results, which exceeded our expectations,” said Mark A. Angelson, RR Donnelley’s Chief Executive Officer. “During the quarter, our Publishing and Retail Services business posted double-digit sales growth, expanded operating margins and announced a number of significant customer wins. Our Integrated Print Communications business, led by our document-based outsourcing group, also exceeded our expectations with strong revenue and profit performance. Although it is still early in the year, our strong first-quarter performance has lead us to increase our non-GAAP full-year EPS guidance to $2.07, an increase of $0.10 from our previous guidance.”

Angelson added, “In just over a year since the acquisition of Moore Wallace, by focusing relentlessly on the drivers of profitability, RR Donnelley today has become a much stronger company. Our planned acquisition of The Astron Group coupled with our unparalleled platform and our deep customer relationships position us well for continued success.”

Business Review (Continuing Operations)

RR Donnelley’s acquisition of Moore Wallace was completed on February 27, 2004. Consequently, the results for the first quarter of 2004 include the operations of Moore Wallace for only 34 days in the quarter. Following are the results for the company and each reportable segment.

Summary

Net sales in the quarter were $1.9 billion, up 49.5% from the same quarter in 2004, primarily due to the acquisition of Moore Wallace and revenue growth in the Publishing and Retail Services segment. Gross margin increased to 29.0% in the first quarter of 2005 from 20.5% in the first quarter of 2004, reflecting, in part, the benefits from cost reduction actions and procurement savings. Gross margin in the first quarter of 2004 was negatively impacted by $67.4 million of integration charges, primarily related to fair value adjustments for inventory and backlog due to the acquisition of Moore Wallace. Selling, general and administrative expense, as a percentage of net sales, decreased to 13.1% in the first quarter of 2005 from 15.4% in the first quarter of 2004 reflecting the benefit of cost reduction actions, lower expenses for litigation, insurance, termination benefits and sales and use taxes and recoveries related to an international tax refund and the collection of a previously written-off bankruptcy receivable. Operating margin in the first quarter of 2005 increased to 10.2% from a loss in last year’s first quarter.

Excluding restructuring, integration and impairment charges in the first quarter of both years, non-GAAP operating margin for the first quarter of 2005 increased to 11.0% from 4.2% as operating income nearly quadrupled from last year’s first quarter, primarily as a result of the acquisition of Moore Wallace, increased volume and the benefit of cost reduction actions. Reconciliations of GAAP operating income and margin to non-GAAP operating income and margin are presented in the attached tables.

-more-

RR Donnelley Reports Strong First-Quarter 2005 Results

Segments

The company reports its results in four reportable segments, 1) Publishing and Retail Services, 2) Integrated Print Communications, 3) Forms and Labels and 4) Corporate. Due to a previously announced reorganization of managerial responsibilities, effective with the first quarter of 2005 results, the book, European and Asian businesses, previously reported within the Integrated Print Communications segment, are reported within the Publishing and Retail Services segment. The company has also conformed prior period financial results to reflect this segment change in all periods presented.

The Publishing and Retail Services segment includes our 1) magazine, catalog and retail, 2) directories, 3) book, 4) logistics, 5) premedia, 6) European and 7) Asian businesses. Net sales for the Publishing and Retail Services segment increased 16.6% to $985.2 million due to sales increases in all businesses within the segment and the acquisition of Moore Wallace. Operating margin, which was negatively impacted by restructuring and integration charges of $1.8 million in the first quarter of 2005 and restructuring and impairment charges of $20.1 million in the first quarter of 2004 was 15.1% in the first quarter of 2005 compared to 6.8% in the first quarter of 2004. Excluding restructuring, impairment and integration charges, non-GAAP operating margin increased to 15.3% in the first quarter of 2005 from 9.1% in the first quarter of 2004 due to strong sales growth and the benefit of previous cost reduction and procurement initiatives.

The Integrated Print Communications segment includes our 1) direct mail, 2) financial print, 3) business communications services and 4) short-run commercial print businesses. Net sales for the Integrated Print Communications segment doubled to $531.4 million from the first quarter of 2004, primarily due to the acquisition of Moore Wallace as well as increased sales in our financial print business. Operating margin, which was negatively impacted by restructuring, integration and impairment charges, of $4.5 million in the first quarter of 2005 and of $20.0 million in the first quarter of 2004, increased to 13.3% in the first quarter of 2005 from 1.4% in the first quarter of 2004. Excluding restructuring, impairment and integration charges, non-GAAP operating margin increased to 14.2% in the first quarter of 2005 from 8.9% in the first quarter of 2004, primarily as a result of increased sales volume and the benefit of cost reduction actions.

The Forms and Labels segment includes our 1) forms, 2) labels and 3) Latin American businesses. Net sales for the Forms and Labels segment increased to $409.9 million in the first quarter of 2005 from $177.9 million in the first quarter of 2004, primarily due to the acquisition of Moore Wallace. The Forms and Labels segment continued to be the company’s most price competitive business, as excess capacity in the industry has led to aggressive discounting. Operating margin, which was negatively impacted by restructuring, integration and impairment charges of $4.2 million in the first quarter of 2005 and restructuring and integration charges of $53.1 million in the first quarter of 2004 increased to 7.1% from a loss in the prior year’s first quarter. Excluding restructuring, impairment and integration charges, non-GAAP operating margin increased to 8.2% in the first quarter of 2005 from 8.0% in the first quarter of 2004 due to the acquisition of Moore Wallace and improved performance in Latin America.

Corporate operating expenses decreased by $18.6 million from the first quarter of 2004 to $52.0 million in the first quarter of 2005. The decrease is attributable to cost reduction activities and

-more-

RR Donnelley Reports Strong First-Quarter 2005 Results

decreased expenses for restructuring, litigation, insurance, termination benefits and sales and use taxes that more than offset the increase in cost due to the acquisition.

Outlook – 2005 Full-Year Non-GAAP EPS Increased

For the full year of 2005, RR Donnelley is targeting non-GAAP earnings per diluted share from continuing operations of $2.07, an increase of $0.10 per diluted share from previous guidance.

Non-GAAP earnings per diluted share from continuing operations exclude certain items that management believes are unrelated to the ongoing operations of the business. In 2005, these items may include restructuring, impairment and integration charges, the resolution of certain tax items and other items that are not currently determinable, but may be significant. For that reason, the company is unable to provide GAAP earnings estimates at this time.

Conference Call

RR Donnelley will host a conference call to discuss its first-quarter results on Thursday, May 5, 2005, at 10:00 am Eastern Time (9:00 am Central Time). The company will provide a live webcast of the earnings conference call, which can be accessed via the Internet at http://www.rrdonnelley.com (“Investors”). Individuals wishing to participate can join the conference call by dialing (706) 634-1139. A webcast replay will be archived on the Company’s web site for 30 days after the call. In addition, a telephonic replay of the call will be available for seven days at (706) 645-9291, passcode 5381610.

About RR Donnelley

RR Donnelley (NYSE: RRD) is the world’s premier full-service global print provider and the largest printing company in North America, serving customers in publishing, healthcare, advertising, retail, telecommunications, technology, financial services, and many other industries. Founded more than 140 years ago, the company provides solutions in commercial printing, forms and labels, direct mail, financial printing, print fulfillment, business communication outsourcing, logistics, online services, digital photography, color services, and content and database management. The largest companies in the world and others rely on RR Donnelley’s scale, scope and insight through a comprehensive range of online tools, variable printing services, and market-specific solutions. For more information, visit the company’s web site at http://www.rrdonnelley.com.

Contact Information

Media:	Investors:
Doug Fitzgerald	Dan Leib
Sr. Vice President, Marketing & Communications	Vice President, Investor Relations
312-326-7740	312-326-7710
doug.fitzgerald@rrd.com	dan.leib@rrd.com

Use of Forward-Looking Statements

This news release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on

-more-

RR Donnelley Reports Strong First-Quarter 2005 Results

these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.

Many of the factors that could cause material differences in the expected results of RR Donnelley relate to the integration of Moore Wallace Incorporated, which was acquired by RR Donnelley on February 27, 2004. These factors include, without limitation, the following: the development and execution of comprehensive plans for asset rationalization, the ability to eliminate duplicative overhead without excessive cost or adversely affecting the business, the ability to achieve procurement savings by leveraging total spending across the organization, the success of the organization in leveraging its comprehensive product offering to the combined customer base as well as the ability of the organization to complete the integration of the combined companies without losing focus on the business. In addition, the ability of the company to achieve the expected net sales, accretion and synergy savings will also be affected by the effects of competition, the effects of pricing of paper and other raw materials and fuel price fluctuations and shortages of supply, the rate of migration from paper-based forms to digital formats, the impact of currency fluctuations in the countries in which RR Donnelley operates, the ability of the company to consummate, finance and integrate The Astron Group acquisition commensurate with expectations, general economic and other factors beyond the combined company’s control, and other risks and uncertainties described in RR Donnelley’s periodic filings with the Securities and Exchange Commission (SEC). Readers are strongly encouraged to read the full cautionary statements contained in RR Donnelley’s filings with the SEC. RR Donnelley disclaims any obligation to update or revise any forward-looking statements.

###

RR Donnelley Reports Strong First-Quarter 2005 Results

R. R. Donnelley & Sons Company

Consolidated Balance Sheets

At March 31, 2005 and December 31, 2004

IN MILLIONS, EXCEPT PER SHARE DATA

(UNAUDITED)

	At March 31, 2005	At December 31, 2004
Assets

Current Assets
Cash and cash equivalents	$371.8	$641.8
Receivables, less allowance for doubtful accounts	1,226.6	1,252.8
Inventories	459.9	422.0
Prepaid expenses and other current assets	83.2	44.1
Deferred income taxes	223.1	239.9

Total Current Assets	2,364.6	2,600.6

Property, plant and equipment—net	1,902.7	1,924.5
Prepaid pension cost	509.3	498.3
Goodwill	2,469.9	2,472.7
Other intangible assets—net	654.6	666.1
Other assets	282.6	288.7
Assets of discontinued operations	101.1	102.8

Total Assets	$8,284.8	$8,553.7

Liabilities

Current Liabilities
Accounts payable	$504.3	$517.8
Accrued liabilities	846.5	765.0
Short-term debt	195.9	204.5

Total Current Liabilities	1,546.7	1,487.3

Long-term debt	1,577.5	1,581.2
Postretirement benefits	334.3	336.9
Deferred income taxes	576.5	576.3
Other liabilities	476.6	534.5
Liabilities from discontinued operations	48.3	50.9

Total Liabilities	4,559.9	4,567.1

Shareholders’ Equity

Preferred stock, $1.00 par value	—	—
Authorized shares: 2.0; Issued: None

Common stock, $1.25 par value
Authorized shares: 500.0
Issued shares: 243.0 in 2005 (2004–243.0)	303.7	303.7

Additional paid in capital	2,863.3	2,856.7

Retained earnings	1,531.9	1,536.9

Accumulated other comprehensive loss	(69.6)	(72.2)

Unearned compensation	(54.2)	(30.3)

Treasury stock, at cost, 28.1 shares in 2005 (2004–20.6 shares)	(850.2)	(608.2)

Total Shareholders’ Equity	3,724.9	3,986.6

Total Liabilities and Shareholders’ Equity	$8,284.8	$8,553.7

RR Donnelley Reports Strong First-Quarter 2005 Results

R. R. Donnelley & Sons Company

Consolidated Statements of Operations

Three Months Ended March 31, 2005 and 2004

(In millions, except per share data)

(UNAUDITED)

	Three months* ended March 31,
	2 0 0 5 GAAP	ADJUSTMENTS TO NON- GAAP (1)	2 0 0 5 NON- GAAP	2 0 0 4 GAAP	ADJUSTMENTS TO NON- GAAP (1)	2 0 0 4 NON- GAAP
Net sales	$1,926.5	$—	$1,926.5	$1,288.7	$—	$1,288.7

Cost of sales	1,367.0	(0.1)	1,366.9	1,025.1	(67.4)	957.7
Selling, general and administrative expenses	251.5	(2.4)	249.1	198.8	(0.8)	198.0
Restructuring and impairments—net	12.2	(12.2)	—	34.2	(34.2)	—
Depreciation and amortization	98.7	—	98.7	79.2	—	79.2

Total operating expenses	1,729.4	(14.7)	1,714.7	1,337.3	(102.4)	1,234.9

Operating income (loss) from continuing operations	197.1	14.7	211.8	(48.6)	102.4	53.8

Interest expense—net	21.1	—	21.1	16.9	—	16.9
Investment and other income (expense)	(0.6)	—	(0.6)	10.6	(15.3)	(4.7)

Earnings (Loss) from continuing operations before taxes, minority interest and cumulative effect of change in accounting principle	175.4	14.7	190.1	(54.9)	87.1	32.2

Income tax expense	66.5	6.3	72.8	(13.9)	26.2	12.3
Minority interest	(0.3)	—	(0.3)	0.4	—	0.4

Earnings (Loss) from continuing operations before cumulative effect of change in accounting principle	109.2	8.4	117.6	(41.4)	60.9	19.5

Income (loss) from discontinued operations—net	(2.3)	2.3	—	(10.9)	10.9	—

Earnings (Loss) before cumulative effect of change in accounting principle	106.9	10.7	117.6	(52.3)	71.8	19.5

Cumulative effect of change in accounting principle—net of tax	—	—	—	(6.6)	6.6	—

Net earnings (loss)	$106.9	$10.7	$117.6	$(58.9)	$78.4	$19.5

Earnings per share:
Basic
Earnings from continuing operations before cumulative effect of change in accounting principle	$0.51		$0.55	$(0.28)		$0.13
Loss from discontinued operations	(0.01)		—	(0.07)		—
Cumulative effect of change in accounting principle—net of tax	—		—	(0.04)		—

Net earnings	$0.50		$0.55	$(0.39)		$0.13

Diluted
Earnings from continuing operations before cumulative effect of change in accounting principle	$0.50		$0.54	$(0.28)		$0.13
Loss from discontinued operations	(0.01)		—	(0.07)		—
Cumulative effect of change in accounting principle—net of tax	—		—	(0.04)		—

Net earnings	$0.49		$0.54	$(0.39)		$0.13

Weighted average common shares outstanding
Basic	215.3		215.3	151.3		151.3
Diluted	217.0		217.0	151.3		153.2

The company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating the company’s operating performance. Internally, the company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

*	Results for the three-month period ended March 31, 2004 include Moore Wallace for the 34-day period from February 27, 2004–March 31, 2004.

(1)	Please see the following schedule “Reconciliation of GAAP Net Earnings (Loss) to Non-GAAP Net Earnings (Loss)” for descriptions of the adjustments, for the three months ended March 31, 2005 and 2004.

RR Donnelley Reports Strong First-Quarter 2005 Results

R.R. Donnelley & Sons Company

Reconciliation of GAAP Net Earnings to Non-GAAP Net Earnings

IN MILLIONS

(UNAUDITED)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004 (8)
NON-GAAP ADJUSTMENTS TO NET EARNINGS (LOSS):
Integration charges (1)	$2.5	$68.2
Restructuring charges—net (2)	10.9	19.9
Impairment charges (3)	1.3	14.3

Total non-GAAP adjustments to operating income (loss) from continuing operations	14.7	102.4

Gain on disposition—net (4)	—	(15.3)

Total non-GAAP adjustments to investment and other income	—	(15.3)

Total non-GAAP adjustments to continuing operations earnings (loss) before tax	14.7	87.1
Income tax adjustment (5)	(6.3)	(26.2)
Loss from discontinued operations—net (6)	2.3	10.9
Cumulative effect of a change in an accounting principle—net (7)	—	6.6

TOTAL NON-GAAP ADJUSTMENTS TO NET EARNINGS (LOSS)	$10.7	$78.4

(1)	Amount represents post-acquisition integration charges of $2.5 million for the three-month period ended March 31, 2005 and $68.2 million for the three-month period ended March 31, 2004, comprised of adjustments to cost of sales for fair market value of acquired inventory and backlog of $66.9 million and other integration charges of $1.3 million.

(2)	Amount represents restructuring charges—net.

(3)	Amount represents impairment charges.

(4)	Amount represents the gain on the sale of an investment in Latin America.

(5)	Amount represents the tax effect of the reconciling items and adjustments to reflect the company’s pro forma effective tax rate of 38.3%.

(6)	Amount represents loss from discontinued operations, net of tax.

(7)	During the three months ended March 31, 2004, the company recorded a cumulative effect of a change in accounting principle reflecting the adoption of the Financial Accounting Standards Board Interpretation No. 46R “Consolidation of Variable Interest Entities.” The change reflects the difference between the carrying amount of the company’s investments in certain partnerships related to affordable housing and the underlying carrying values of the partnerships upon consolidating these entities into the company’s financial statements.

(8)	Results for the three-month period ended March 31, 2004 include Moore Wallace for the 34-day period from February 27, 2004–March 31, 2004.

RR Donnelley Reports Strong First-Quarter 2005 Results

R. R. Donnelley & Sons Company

Segment GAAP to Non-GAAP Operating Income (Loss) and Margin Reconciliation

For the three months ended March 31, 2005 and 2004

$ IN MILLIONS

(UNAUDITED)

	Publishing and Retail Services	Integrated Print Communications	Forms and Labels	Corporate	Consolidated
Three Months Ended March 31, 2005
Net sales	$985.2	$531.4	$409.9	$—	$1,926.5
Operating expenses	836.2	460.6	380.6	52.0	1,729.4

Operating income (loss)	149.0	70.8	29.3	(52.0)	197.1
Operating margin %	15.1%	13.3%	7.1%	nm	10.2%

Non-GAAP Adjustments
Restructuring charges	1.3	4.3	2.6	2.7	10.9
Impairment charges	—	0.1	1.2	—	1.3
Integration charges	0.5	0.1	0.4	1.5	2.5

Total Non-GAAP Adjustments	1.8	4.5	4.2	4.2	14.7

Operating income (loss) before restructuring, impairment and integration charges	$150.8	$75.3	$33.5	$(47.8)	$211.8
Operating margin before restructuring, impairment and integration charges %	15.3%	14.2%	8.2%	nm	11.0%

Depreciation and amortization	$51.5	$23.9	$15.8	$7.5	$98.7
Capital expenditures	$79.8	$7.0	$2.3	$4.7	$93.8

Three Months Ended March 31, 2004*
Net sales	$845.3	$265.5	$177.9	$—	$1,288.7
Operating expenses	788.1	261.9	216.7	70.6	1,337.3

Operating income (loss)	57.2	3.6	(38.8)	(70.6)	(48.6)
Operating margin %	6.8%	1.4%	(21.8%)	nm	(3.8%)

Non-GAAP Adjustments
Restructuring charges	6.7	1.6	3.0	8.6	19.9
Impairment charges	13.4	0.9	—	—	14.3
Integration charges	—	17.5	50.1	0.6	68.2

Total Non-GAAP Adjustments	20.1	20.0	53.1	9.2	102.4

Operating income (loss) before restructuring, impairment and integration charges	$77.3	$23.6	$14.3	$(61.4)	$53.8
Operating margin before restructuring, impairment and integration charges %	9.1%	8.9%	8.0%	nm	4.2%

Depreciation and amortization	$53.1	$12.5	$7.2	$6.4	$79.2
Capital expenditures	$20.9	$4.4	$1.0	$0.5	$26.8

The company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating the company’s operating performance. Internally, the company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

*Results for the three-month period ended March 31, 2004 include Moore Wallace for the 34-day period from February 27, 2004–March 31, 2004.

RR Donnelley Reports Strong First-Quarter 2005 Results

R.R. Donnelley & Sons Company

Revenue Reconciliation Reported to Pro Forma

For the three months ended March 31, 2005 and 2004

$ IN MILLIONS

(UNAUDITED)

	Publishing and Retail Services	Integrated Print Communications	Forms and Labels	Corporate	Consolidated
Three Months Ended March 31, 2005
Reported net sales	$985.2	$531.4	$409.9	$—	$1,926.5

Three Months Ended March 31, 2004
Reported net sales	$845.3	$265.5	$177.9	$—	$1,288.7
Moore Wallace net sales from Jan 1, 2004—February 26, 2004	29.9	257.0	252.0	—	538.9

Pro forma net sales	875.2	522.5	429.9	—	$1,827.6

Reported net sales change	16.6%	100.2%	130.4%	NM	49.5%
Proforma net sales change	12.6%	1.7%	-4.7%	NM	5.4%

The acquisition of Moore Wallace closed on February 27, 2004. Therefore, the reported results of the company include the results of Moore Wallace for only 34 days in 2004. The company has provided this schedule to reconcile net sales for the full three months ended March 31, 2004 to the reported March 31, 2004 net sales.

RR Donnelley Reports Strong First-Quarter 2005 Results

R. R. Donnelley & Sons Company

Condensed Consolidated Statements of Cash Flows

For the three months ended March 31, 2005 and 2004

IN MILLIONS

(UNAUDITED)

	2005	2004*
Operating Activities

Net earnings	$106.9	$(58.9)

Net loss from discontinued operations	2.3	10.9

Adjustment to reconcile net earnings (loss) to cash provided by operating activities	152.3	156.6

Changes in operating assets and liabilities	(104.3)	26.1

Net cash provided by operating activities of continuing operations	157.2	134.7
Net cash (used in) provided by operating activities of discontinued operations	(3.3)	8.7

Net cash provided by operating activities	153.9	143.4

Net cash (used in) provided by investing activities of continuing operations	(84.8)	80.0
Net cash provided by investing activities of discontinued operations	—	0.3

Net cash (used in) provided by investing activities	(84.8)	80.3

Net cash used in financing activities of continuing operations	(332.1)	(108.1)
Net cash used in financing activities of discontinued operations	—	(2.6)

Net cash used in financing activities	(332.1)	(110.7)

Effect of exchange rates on cash and cash equivalents	(7.0)	0.9

Net (decrease) increase in cash and cash equivalents	(270.0)	113.9

Cash and cash equivalents at beginning of period	641.8	59.9

Cash and cash equivalents at end of period	$371.8	$173.8

*	Results for the three-month period ended March 31, 2004 include Moore Wallace for the 34-day period from February 27, 2004 – March 31, 2004.